Exhibit 10.4.2

Privileged & Confidential

AMENDMENT

TO

AMENDED AND RESTATED

STOCK PURCHASE AGREEMENT

This AMENDMENT TO AMENDED AND RESTATED STOCK PURCHASE AGREEMENT (this “Amendment”), dated as of May 31, 2016, is entered into by and among Onex Partners III LP, a Delaware limited Partnership (“Onex”) and JELD-WEN Holding, inc., an Oregon corporation (the “Company”).

RECITALS

WHEREAS, Onex, Onex Advisor III LLC, Onex Partners III GP LP, Onex Partners III PV LP, Onex Partners III Select LP, Onex US Principals LP, Onex Corporation, Onex American Holdings II LLC, BP EI LLC, 1597257 Ontario Inc. (the “Onex Parties”) and the Company are parties to that certain Amended and Restated Stock Purchase Agreement, dated as of July 29, 2011 as amended by Amendment No. 1 to Amended and Restated Stock Purchase Agreement dated as of September 1, 2011, and as further amended by Amendment to Stock Purchase Agreements dated as of April 3, 2013 (as so amended, the “Stock Purchase Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Stock Purchase Agreement;

WHEREAS, the Company has determined that it is advisable and in the best interests of the Company and its shareholders to convert from an Oregon corporation to a Delaware corporation (the “Conversion”);

WHEREAS, pursuant to Section 265 of the Delaware General Corporation Law (the “DGCL”), as a result of the Conversion, (1) the Company following the Conversion (the “Post-Conversion Company”) shall, for all purposes of the laws of the State of Delaware, be deemed to be the same entity as the Company before the Conversion (the “Pre-Conversion Company”) and (2) each share of capital stock of the Pre-Conversion Company will be converted into a new share of capital stock of the Post-Conversion Company;

WHEREAS, the Stock Purchase Agreement confers and imposes certain rights, restrictions and obligations on the shareholders of the Company who are parties to the Stock Purchase Agreement and, in light of the nature of the Conversion and the conversion of shares of capital stock of the Company in connection with the Conversion, it has been determined that the Stock Purchase Agreement should be amended to clarify, confirm and provide that (1) the Company will remain bound to all of its rights and obligations under the Stock Purchase Agreement following the Conversion, (2) the provisions of the Stock Purchase Agreement that currently apply to the Common Stock, Series A Preferred Stock and Series B Preferred Stock (as such terms are defined in the Stock Purchase Agreement) held by parties to the Stock Purchase Agreement shall, following the Conversion and the conversion of capital stock of the Company in connection with the Conversion, apply to the shares of capital stock of the Post-Conversion Company held by the Parties to the Stock Purchase Agreement, and (3) the terms and conditions of the Stock Purchase Agreement remain applicable and enforceable in conformity with the parties’ intent following the Conversion;

WHEREAS, Section 11.4 of the Stock Purchase Agreement provides that the provisions of the Stock Purchase Agreement may be amended or waived in writing and signed by Onex and the Company; and

WHEREAS, the undersigned wish to amend the terms of the Stock Purchase Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

AMENDMENTS TO THE STOCK PURCHASE AGREEMENT

Section 1.1 The Stock Purchase Agreement is hereby amended as follows:

(a) The preamble of the Stock Purchase Agreement is hereby amended by deleting “(the “Company”)” therefrom.

(b) Each of the following definitions, (i) if such definition appears in Section 1.1 of the Stock Purchase Agreement, is hereby amended and restated in its entirety as follows, or (ii) if such definition does not appear in Section 1.1 of the Stock Purchase Agreement, is hereby inserted into Section 1.1 of the Stock Purchase Agreement in alphabetical order:

“Available Excess Non-Core Cash Proceeds” means, as of any date, (a) the Aggregate Cash Proceeds, minus (b) the aggregate amount of any Non-Core Asset Indemnification Payments made after April 3, 2013, minus (c) the amount of any Contingent Non-Core Asset Indemnification Payments as of such date, minus (d) the amount of Available Excess Non-Core Cash Proceeds used to satisfy any indemnification obligation of the Company Indemnified Parties under Article IX hereof prior to such date, minus (e) the amount of any dividends or distributions of both (i) prior to the effectiveness of the Conversion, Distributable Non-Core Assets/Proceeds (as defined in the Amended and Restated Articles) by the Pre-Conversion Company and (ii) from and after the effectiveness of the Conversion, Distributable Non-Core Assets/Proceeds (as defined in the Certificate of in Incorporation) by the Post-Conversion Company, in each of clause (i) and (ii), declared or made in cash prior to such date, minus (f) the amount of any Negative Intercompany Account Balance.

“Certificate of Incorporation” means the Company’s certificate of incorporation, as amended from time to time.

“Common Committee,” when used with respect to the Pre-Conversion Company, has the meaning set forth in the Company’s Second Amended and Restated Bylaws as in effect immediately prior to the effectiveness of the Conversion and, when used with respect to the Post-Conversion Company, has the meaning set forth in the Certificate of Incorporation.

“Company” means JELD-WEN Holding, Inc., an Oregon corporation prior to the effectiveness of the Conversion and a Delaware corporation from and after the effectiveness of the Conversion.

“Contingent Non-Core Asset Indemnification Payments” means (a)(i) the aggregate amount, but without duplication, of potential liabilities of the Company and its Subsidiaries with respect to pending indemnity claims and claims of breaches of representations and warranties under its or their, as applicable, agreements for the sale of Non-Core Assets, giving effect to any contractual limitations on indemnification pursuant to the sale agreements (including maximum amounts and survival periods), indemnity deductibles, dedicated insurance (the cost of which was deducted in determining Net Cash Proceeds from the Sale of Non-Core Assets (as defined in the Bridge Notes)), waivers or other mechanisms limiting potential liability (including transfer of an entity with such a contingent liability from ownership by the Company or its subsidiaries with no continuing liability of the Company or its subsidiaries), but without consideration of the failure of any such claim to meet any procedural requirements for making indemnity claims under the applicable agreements, and excluding any potential indemnity claims or breaches of representations and warranties in respect of liabilities resulting solely from the affiliation of an entity holding Non-Core Assets with other Subsidiaries of the Company that are not Non-Core Assets or (ii) such lesser amount reflecting the amount of the potential liabilities described in clause (i) that are reasonably probable as may be mutually determined in good faith by the Common Committee and Onex, or (b), in the case of a distribution of cash that is Distributable Non-Core Assets/Proceeds (as defined in the Certificate of Incorporation) made immediately prior to the first filing of a registration statement by the Company with respect to a Public Offering (as defined in the Certificate of Incorporation), the aggregate amount mutually determined in good faith by the Common Committee and Onex, but without duplication, of potential liabilities of the Company and its subsidiaries with respect to pending indemnity claims and the reasonably probable amount of potential liabilities of the Company and its subsidiaries with respect to claims of breaches of representations and warranties, in each case under its or their, as applicable, agreements for the sale of Non-Core Assets, giving effect to any contractual limitations on indemnification pursuant to the sale agreements (including maximum amounts and survival periods), indemnity deductibles, dedicated insurance (the cost of which was deducted in determining Net Cash Proceeds from the Sale of Non-Core Assets (as defined in the Bridge Notes)), waivers or other mechanisms limiting potential liability (including transfer of an entity with such a contingent liability from ownership by the Company or its subsidiaries with no continuing liability of the Company or its subsidiaries), but without consideration of the failure of any such claim to meet any procedural requirements for making indemnity claims under the applicable agreements, and excluding any indemnity claims or breaches of representations and warranties in respect of liabilities resulting solely from the affiliation of an entity holding Non-Core Assets with other Subsidiaries of the Company that are not Non-Core Assets.

“Conversion” means the conversion of the Company from an Oregon corporation to a Delaware corporation.

“Fixed Tax Benefit” means, with respect to any sale proceeds, the amount of taxes deemed to be saved by reason of the transaction with which such proceeds are associated, calculated by multiplying (i) any loss or deduction recognized by the Company or any of its Affiliates in connection with such transaction, by (ii) the highest marginal federal and state tax rate applicable to corporations organized in the state to which such proceeds are allocable or apportionable (but assuming for purposes of determining such rate, that all such state and local taxes are fully deductible for federal tax purposes).

“Fixed Tax Cost” means, with respect to any sale proceeds, the amount of taxes deemed to be due with respect to the transaction with which proceeds are associated, calculated by multiplying (i) any gain or income recognized by the Company or any of its Affiliates in connection with such transaction, by (ii) the highest marginal federal and state tax rate applicable to corporations organized in the state to which such proceeds are allocable or apportionable (but assuming for purposes of determining such rate, that all such state and local taxes are fully deductible for federal tax purposes).

“Non-Core Asset Indemnification Payments” means the aggregate amounts paid (either before or after the effectiveness of the Conversion) by the Company and its subsidiaries with respect to indemnity claims for breaches of representations, warranties and covenants under its or their, as applicable, agreements for the sale of Non-Core Assets.

“Post-Conversion Company” means the Company as it exists as a Delaware corporation from and after the effectiveness of the Conversion.

“Pre-Conversion Company” means the Company as it existed as an Oregon corporation prior to the effectiveness of the Conversion.

(c) Section 7.11 of the Stock Purchase Agreement is hereby amended by replacing the third sentence thereof with a new sentence to read in its entirety as follows:

In the event of any Company Sale (as defined in the Certificate of Incorporation) or Liquidation (as defined in the Certificate of Incorporation) or any redemption of the Investors’ (or their permitted transferees’) equity interests in the Company, the amount payable to the Investors or their permitted transferees shall be increased to the amount that would have been so payable had the aggregate amount payable to equity holders in such Company Sale or Liquidation, or the equity value of the Company taken into account in such redemption, been increased by the amount of any Negative Intercompany Balance as of the consummation of the applicable transaction.

(d) Section 9.8(e) of the Stock Purchase Agreement is hereby amended to read in its entirety as follows:

To the extent that the Company satisfies any Liability it has in connection with the matters described in Section 9.1(a)(vi) hereof by the issuance of additional shares of Common Stock (here and used throughout this Section 9.8(e), as defined in the Certificate of Incorporation) to the ESOP, the Company shall indemnify each Investor Indemnified Party by issuing to such Investor Indemnified Party a sufficient number of shares of Series A-4 Stock (here and used throughout this Section 9.8(e), as defined in the Certificate of Incorporation) so that the percentage of the fully-diluted outstanding Common Stock owned by it (on an as-converted basis) after giving effect to such issuance of Common Stock to the ESOP and the issuances of Series A-4 Stock to the Investor Indemnified Parties pursuant to this sentence is equal to its percentage ownership (on an as-converted basis) of the fully-diluted outstanding Common Stock immediately prior to such events.

(e) Section 11.5 of the Stock Purchase Agreement is hereby amended to read in its entirety as follows:

11.5 Governing Law. This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules.

(f) Section 11.7 of the Stock Purchase Agreement is hereby amended to read in its entirety as follows:

11.7 Consent to Jurisdiction. Each party to this Agreement hereby irrevocably and unconditionally (i) agrees that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Delaware Court of Chancery (or, if such court does not have jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware) (the “Delaware Court”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consents to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Amendment, (iii) consents to service of process in accordance with Section 11.2 with the same legal force and validity as if served upon such party personally within the State of Delaware or in such other manner as may be permitted by applicable law, (iv) waives any objection to the laying of venue of any such action or proceeding in the Delaware Court and (v) waives, and agrees not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.

ARTICLE II

Effective Time

Section 2.1 This Amendment shall be effective upon, and only in the event of, the effectiveness of the filing of the Certificate of Conversion Converting JELD-WEN Holding, inc. (an Oregon corporation) to JELD-WEN Holding, Inc. (a Delaware corporation) with the office of the Secretary of State of the State of Delaware (the “Conversion Effective Time”). This Amendment shall be binding and enforceable against all parties to the Stock Purchase Agreement in accordance with its terms as amended hereby and from time to time hereafter (1) following the execution and delivery of this Amendment by Onex and the Company and (2) upon the Conversion Effective Time.

Article III

MISCELLANEOUS

Section 3.1 Except as otherwise provided herein, all of the terms, covenants and other provisions of the Stock Purchase Agreement are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms.

Section 3.2 The headings and captions of various Articles of this Amendment have been inserted for convenience only and are not to be construed as defining, modifying, limiting or amplifying, in any way, the scope or intent of the provisions hereof.

Section 3.3 This Amendment and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules.

Section 3.4 Each party to this Amendment hereby irrevocably and unconditionally (i) agrees that any action or proceeding arising out of or in connection with this Amendment shall be brought only in the Delaware Court of Chancery (or, if such court does not have jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware) (the “Delaware Court”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consents to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Amendment, (iii) consents to service of process in accordance with Section 11.2 of the Stock Purchase Agreement with the same legal force and validity as if served upon such party personally within the State of Delaware or in such other manner as may be permitted by applicable law, (iv) waives any objection to the laying of venue of any such action or proceeding in the Delaware Court and (v) waives, and agrees not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.

Section 3.5 If any provision of this Amendment shall be held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Amendment, and this Amendment shall be carried out as if such illegal, invalid or unenforceable provision were not contained herein. In the event this Amendment is not enforceable against any specific party or parties to the Stock Purchase Agreement for any reason, such unenforceability shall not in any manner affect or render this Amendment unenforceable as to any other party.

Section 3.6 This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and shall become effective at the time set forth above, provided that in no event shall this Amendment be effective unless counterparts have been signed by Onex and the Company. It is understood that the parties need not sign the same counterpart. The exchange of copies of signature pages by mail, facsimile or electronic transmission shall constitute effective execution and delivery of this Amendment as to the parties and may be used for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

COMPANY:	JELD-WEN HOLDING, INC.

	By:	/s/ Mark A. Beck
		Name:	Mark A. Beck
		Title:	President and Chief Executive Officer

ONEX:	ONEX PARTNERS III LP

	By:	Onex Partners GP LP, its General Partner
	By:	Onex Partners Manager LP, its Agent
	By:	Onex Partners Manager GP ULC, its General Partner

		By:	/s/ Joshua Hausman
Name: Joshua Hausman
Title: Managing Director

		By:	/s/ Matthew Ross
Name: Matthew Ross
Title: Managing Director and Secretary

[Signature Page to Amendment to Amended and Restated Stock Purchase Agreement]